FOR  ADDITIONAL INFORMATION:
                                                                 Stan Lampe
                                                             (606) 815-4061

                                                      FOR IMMEDIATE RELEASE
                                                           March 16, 2000

Ashland Inc. board approves
distribution of Arch Coal shares

         Covington,  Ky. - The board of directors  of Ashland  Inc.  (NYSE:
ASH) approved today a taxable distribution of 17,397,233 shares of Arch Coal, Inc. (NYSE: ACI) stock to the Ashland Inc. shareholders, and has set a record date of March 24.
         "Initially, our preferred path was a tax-free distribution of this stock," said Paul W. Chellgren, Ashland Inc. chairman and chief executive officer. "However, several factors mitigated against this strategy. One was uncertainty involved in obtaining a satisfactory ruling from the Internal Revenue Service. Another was uncertainty associated with successfully concluding negotiations with a special committee of the Arch board of directors. These factors, coupled with a decline in the value of Arch stock, led to our decision to declare a taxable dividend," Chellgren stated.
         The pro rata distribution will take the form of a dividend, that will be taxable to the shareholders of Ashland Inc. at ordinary rates. Based on the 70,762,855 shares of Ashland Inc. shares outstanding on March 15, and assuming no change in the number of outstanding Ashland shares before the record date of March 24, each share of Ashland Inc. stock will receive approximately 0.2458 shares of Arch Coal, Inc. stock. The exact ratio of Arch shares to Ashland shares will be determined when the dividend is issued. Any fractional shares of Arch stock, that may result from the distribution of

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the  shares  will  be  retained  by  Ashland,   with  Ashland  subsequently
distributing the equivalent cash value to the affected shareholder. Information regarding the distribution is expected to be mailed to Ashland shareholders on or about March 27.
          After the distribution is completed, Ashland will continue to own approximately 4.7 million Arch Coal shares. The company plans to dispose of these shares in a tax efficient manner based on market conditions .
         "Our board approved this action after significant review and study, because we believe it is in the best interest of our shareholders, as well as that of both companies," Chellgren said. "This will increase Arch's float in the marketplace, remove uncertainty surrounding the future of our holdings in Arch, and, most significantly, enable Ashland Inc. and Arch Coal to pursue their individual value creation strategies more effectively," he concluded.
         Ashland Inc. (NYSE:ASH) provides basic industrial materials and services to customers throughout the world, with a primary focus on transportation-and construction-related markets. Consumer brands include
Valvoline(R)  motor  oils,  Eagle  One(R)  appearance  products,   Zerex(R)
antifreeze,   Pyroil(R)  Performance  Products  and  Valvoline  SynPower(R)
automotive chemicals. In addition, Ashland owns 38 percent of Marathon Ashland Petroleum LLC and 58 percent of Arch Coal, Inc. (NYSE:ACI). Ashland's Internet address is http://www.ashland.com.

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